Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS

May 14, 2003	AMEX-TPY

TIPPERARY CORPORATION ANNOUNCES FIRST QUARTER RESULTS

DENVER, Colorado — Tipperary Corporation (AMEX-TPY), an independent energy company, today announced results for its quarter ended March 31, 2003.

For the quarter, Tipperary reported revenue of $1,341,000 versus revenue of $1,352,000 in the quarter ended March 31, 2002. Net loss was $2,715,000, or 7 cents per share, compared with a net loss of $1,583,000, or 4 cents per share, in the in the comparable quarter last year.

For the first quarter of 2003, gas sales were 1,012,000 Mcf compared with 819,000 Mcf in the same quarter last year. Gas sales volumes were 24% higher in the first quarter of 2003 than in the comparable period last year, primarily due to increased gas sales at the Company’s Comet Ridge project in Queensland, Australia. Revenues in Australia increased by 40% versus the prior year’s quarter, and Australian operating expense increased by 66% during the comparable periods.

Management attributed the increased net loss for the quarter ended March 31, 2003, to several factors. In March, the Company obtained $25 million in credit facilities and expensed as interest $420,000 of costs associated with pursuing other credit facilities. An additional $253,000 increase in interest expense resulted from borrowings to fund development of the Company’s interest in the Comet Ridge coalseam gas project. A U.S. coalseam gas project in the early stages of development resulted in $127,000 in increased operating expenses with no associated revenues. In February, infrequent third-party pipeline maintenance restricted customer pipeline access, reducing revenues by $112,000. Finally, U.S. properties sold by the Company in mid-2002 had generated $330,000 in operating income in last year’s first quarter.

“Excluding the effects of pursuing long-term credit facilities, selling U.S. producing property in mid 2002, and reduced gas sales for pipeline maintenance, the current quarter performance was similar to last year’s first quarter,” said David Bradshaw, Tipperary president and CEO. “We are particularly pleased with the continued growth in Australian proved reserves and production.”

Tipperary Corporation is an independent energy company involved in exploration for, and production of, coalseam and conventional natural gas. Together with its affiliates, Tipperary holds a 73 percent interest in southeastern Queensland’s Comet Ridge project and holds interests in other exploration permits in Queensland totaling approximately 390,000 acres. Domestically, Tipperary holds varying interests in several exploration projects in Colorado covering approximately 500,000 acres.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or comparable words. In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-KSB for the Year Ended December 31, 2002, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

FINANCIAL RECAP

(Thousands, except share amounts)

	Three Months Ended
	March 31, 2003	March 31, 2002
Revenue	$1,341	$1,352
Net loss	$(2,715)	$(1,583)
Net loss per common share	$(.07)	$(.04)
Weighted average shares outstanding—Basic and Diluted	39,221	38,971

OPERATING DATA
	Three Months Ended
	March 31, 2003	March 31, 2002
Australia
Net gas production (Mmcf)	1,011	759
Avg. gas price per Mcf	$1.32	$1.16

United States
Net oil production (Mbbl)	—	10
Net gas production (Mmcf)	1	60
Average oil price per barrel	N/A	$20.11
Avg. gas price per Mcf	$3.25	$3.18

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CONTACTS:

Tipperary Corporation	Pfeiffer High Public Relations, Inc.
Joseph B. Feiten, CFO	Geoff High
303/293-9379	303/393-7044
www.tipperarycorp.com	geoff@pfeifferhigh.com

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